Your Ref:

Our Ref:

521/217/3416

May 31, 2006

U.S. Securities and Exchange Commission

Division of Corporate Finance

450 Fifth Street, N.W.

Washington, D.C. 20549

United States of America

Dear Sir/Madam,

INDEPENDENT AUDITORS’ CONSENT

We consent to the use in this Amendment No. 3 of the Registration Statement of Puda Coal, Inc. on Form SB-2/A of our Auditors’ Report, dated February 24, 2006, on the consolidated balance sheet of Puda Coal, Inc. and subsidiaries as of December 31, 2005, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the two years in the period then ended.

In addition, we consent to the reference to us under the heading “Experts” in the Registration Statement.

Moore Stephens

Certified Public Accountants

Hong Kong